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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): August 2, 2000


                             OXFORD AUTOMOTIVE, INC.
             (Exact name of Registrant as specified in its charter)



          Michigan                     333-75849                 38-3262809
(State or other jurisdiction        (Commission File            (IRS Employer
     of incorporation)                  Number)              Identification No.)



                             1250 Stephenson Highway
                              Troy, Michigan 48083
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (248) 577-1400



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


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Item 2.  ACQUISITION OR DISPOSITION OF ASSETS

On August 2, 2000 (the "Closing Date") pursuant to a share purchase and sales agreement, dated August 2, 2000, (the "Purchase Agreement"), among Oxford Automotive Mecanismes et Decoupage Fin II SAS, a wholly-owned indirect subsidiary of Oxford Automotive, Inc. (the "Registrant") and Aries Industries, S.A. (the "Seller") the Registrant acquired all of the issued and outstanding shares of Aries Industries Mecanismes et Decoupage Fin S.A. ("AIMDF") from the Seller. The purchase price was FF 430 million (approximately US $60.7 million) subject to possible downward adjustments for minimum net assets as of the Closing Date and minimum EBITDA for the twelve months after the Closing Date. On the Closing Date, FF 350 million less approximately FF 60 million in financial indebtedness assumed or approximately FF 290 million was paid to the Seller. The remaining purchase price of FF 80 million, subject to any applicable purchase price adjustment or indemnification claim, is payable in two equal installments on the second and third anniversaries of the Closing Date, subject to the possible early payment of up to FF 10 million of the deferred payments if certain conditions relating to the minimum EBITDA adjustment are met. For the year ended December 31, 1999, AIMDF had net sales of approximately US $160 million.

The consideration provided for in the Purchase Agreement for the shares of AIMDF was determined by the Registrant after a complete review of the business and negotiations between representatives of the Registrant and Sellers. The acquisition of AIMDF was financed from the Registrant's available European working capital and approximately US$10 million from its senior credit facility with Citicorp USA, Inc. as Administrative Agent and Collateral Agent.

AIMDF's integrated manufacturing operations cover all functions of design, engineering, parts production and assembly of door, hood and decklid hinges, latches, sliding door mechanisms, parking brakes, jacks, fine blanking, hot rolled profiles and other metal formed components. The Registrant intends to continue and expand the current operations of AIMDF.


ITEM 5.   OTHER EVENTS

On August 17, 2000, the Registrant commenced a consent solicitation with respect to proposed amendments to each of the Indentures governing its $200 million 10 1/8% Senior Subordinated Notes due June 2007 (CUSIP Nos. 690903AJ8 and 690903AC3)(the "Notes"). The consent solicitation is subject to the terms and conditions set forth in the Registrant's Consent Solicitation Statement dated August 17, 2000. The amendments are intended to limit the required guarantees of the Notes to each domestic subsidiary of the Registrant that becomes an obligor or guarantor with respect to any obligations under one or more bank credit agreements and to each other restricted subsidiary of the Registrant that guarantees the obligations of the Registrant or any domestic subsidiary of the Registrant under any bank credit agreements. The amendments are also intended to permit a guarantor of the Notes that is a domestic subsidiary of the Registrant to release its subsidiary guaranty upon the termination of all of its obligations under or guarantees of all bank credit agreements and will permit a guarantor that is not a domestic subsidiary of the Registrant to release its subsidiary guaranty upon the release of all of its guarantees of obligations of the Registrant or the Registrant's domestic subsidiaries under all bank credit agreements.

The record date to determine noteholders entitled to consent was August 16, 2000. The consent solicitation will expire at 5:00 P.M. New York City Time on Tuesday, August 29, 2000, unless extended by the Registrant. The Registrant will pay a consent fee of $1.25 for each $1,000 principal amount of notes for which a consent is validly delivered and not revoked.

ITEM 7.   Financial Statements, ProForma Financial Information and Exhibits

     (a)  Financial Statements of Business Acquired
               Not Required
     (b)  ProForma Financial Information
               Not Required
     (c) Exhibits. A list of Exhibits included as part of this report is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference
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                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               OXFORD AUTOMOTIVE, INC.

                               /s/ AURELIAN BUKATKO
                               -----------------------
                               Aurelian Bukatko,
                               Senior Vice President and Chief Financial Officer

Dated:   August 14, 2000


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                                  EXHIBIT INDEX

Ex. No.           Description

2.1 Share Purchase and Sale Agreement, dated August 2, 2000 between Oxford Automotive Mecanismes et Decoupage Fin II, a wholly-owned indirect subsidiary of Oxford Automotive, Inc., and Aires Industries, S.A. The Share Purchase and Sale Agreement as filed does not contain certain exhibits which are described in the Share Purchase and Sale Agreement. The Registrant will furnish a copy of the omitted material to the Commission upon request.